Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders
 in Connection with the Fund’s Acceptance of Shares

T. Rowe Price OHA Select Private Credit Fund
c/o SS&C GIDS, Inc.
P.O. Box 219927
Kansas City, MO 64121
[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that T. Rowe Price OHA Select Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by DST Asset Manager Solutions, Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of December 31, 2024 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at 1-844-700-1478.

Sincerely,

T. Rowe Price OHA Select Private Credit Fund